Exhibit 16.1

August 11, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Amcor plc (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Amcor plc dated August 14, 2026. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/PricewaterhouseCoopers AG

Zurich, Switzerland

Attachment